UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2013

Location Based Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet  Arrangement of a Registrant

On August 31, 2013 Location Based Technologies, Inc. (the “Company”) sold a Secured Convertible Promissory Note (the “Note”) to a high net worth investor (“Investor 2”) evidencing a loan of $500,000 by the Investor to the Company. The Note is convertible into the Company’s common stock at $0.20 per share, bears interest at a rate of 10% per annum and has a term of 24 months. Additionally, the Investor received 3 year warrants to purchase 1,000,000 shares of our common stock at $0.20 per share.

The Note is senior secured against all of the Company’s unencumbered assets, and has a second and/or third security position against all of the Company’s encumbered assets.

Additionally, as further inducement for Investor 2 to make the $500,000 loan, the Company granted Investor 2 a senior secured position against all of the Company’s unencumbered assets and a second and/or third position in all of the Company’s encumbered assets, for the outstanding unsecured convertible Note held by Investor 2 (the “Previous Note”) which was entered into on November 1, 2012 in the amount of $100,000.

Investor 2 shall share the secured position pari-passu with the previous investor who entered into a secured transaction with the Company on August 13, 2013 (“Investor 1”).

The Company also received an extension on the maturity date of the Previous Note, such that the Previous Note shall now mature on September 30, 2015.

All other terms of the Previous Note remain unchanged.

A copy of the Note and the Amendments to the Previous Note are being filed herewith as Exhibit 10.1. through 10.6.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description
10.1	Secured Convertible Promissory Note
10.2	Security Purchase Agreement
10.3	Security Agreement
10.4	Inter-creditor Agreement
10.5	Amendment to the November 1, 2013 Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: September 5, 2013	By:	/s/ David Morse
David Morse
Chief Executive Officer